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                                                                    EXHIBIT 11.1

                       INTEGRATED PROCESS EQUIPMENT CORP.
               COMPUTATION OF NET LOSS PER SHARE OF COMMON STOCK

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
                                                               YEARS ENDED JUNE 30,
                                                   --------------------------------------------
                                                       1996            1997            1998
                                                   ------------    ------------    ------------
Net loss.........................................  $(10,657,000)   $(33,746,000)   $(42,259,000)
Cumulative dividend on preferred stock...........      (579,000)       (284,000)       (244,000)
                                                   ------------    ------------    ------------
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS.....  $(11,236,000)   $(34,030,000)   $(42,503,000)
                                                   ============    ============    ============
Shares:
Weighted average number of common shares
  outstanding (including options and warrants
  exercised from beginning of the year)..........    14,434,000      15,623,000      17,603,000
Number of shares obtainable from exercise of
  outstanding options and warrants...............            --              --              --
Number of shares assumed to be purchased with the
  proceeds from exercise of options and warrants
  (using the average market price during the
  year)..........................................            --              --              --
                                                   ------------    ------------    ------------
Shares used in per share calculation.............    14,434,000      15,623,000      17,603,000
                                                   ============    ============    ============
NET LOSS PER COMMON SHARE........................  $      (0.78)   $      (2.18)   $      (2.41)
                                                   ============    ============    ============
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